Exhibit 99.1
Experienced Internet and Financial Services Executive and Corporate Director
Jaynie Miller Studenmund Joins LifeLock Board of Directors
TEMPE, Ariz. (May 18, 2015) - LifeLock, Inc. (NYSE: LOCK), a leading provider of proactive identity theft protection services, announced that Jaynie Miller Studenmund will join the company’s board of directors.
LifeLock CEO and Chairman of the Board Todd Davis said, “Jaynie’s impressive experience across a variety of technology and financial service companies and focus on delivering bottom line results will be a strong asset to the LifeLock Board.”
“LifeLock is the industry leader in a relatively new and highly competitive sector,” said Studenmund. “It’s a privilege for me to work with LifeLock’s board and leadership team to help move the company’s long term strategy forward.”
"Jaynie brings a wealth of director experience, having served on more than 10 corporate boards, as well as impressive operating credentials," said Governor Tom Ridge, Chair of the LifeLock Nominating and Corporate Governance Committee.  "As we continue to shape the identity protection industry, she brings tremendous insights, experience and expertise to this Board. I couldn't be more excited to work with her."
Studenmund is a corporate director and advisor with more than 30 years of executive management experience across a diverse set of business environments. These include start-ups, rapid growth companies, turnarounds, regulated industries, and mergers and acquisitions, primarily in the Internet and financial services industries. Jaynie serves on the boards of public Pinnacle Entertainment (PNK), Core Logic (CLGX), and Western Asset (WAMCO).
Studenmund’s most recent operating position was as the COO for Overture Services, which was sold to Yahoo in 2004. Overture was a pioneer in online advertising by establishing paid search as a successful way to advertise and grew to be a $1.2 billion multinational company before its sale. Previously, she was president and COO of PayMyBills, which became the largest Internet-based bill management company. Prior to that, Studenmund had a 15-year career in financial services, primarily at First Interstate Bank of California, now Wells Fargo, where she was EVP and head of retail banking.
At LifeLock, Studenmund will chair the compensation committee and be a member of the audit committee. She was elected to a one year term.
About LifeLock
LifeLock, Inc. (NYSE:LOCK) is a leading provider of proactive identity theft protection services for consumers and consumer risk management services for enterprises.  LifeLock’s threat detection, proactive identity alerts, and comprehensive remediation services help provide peace of mind for consumers amid the growing threat of identity theft. Leveraging unique data, science and patented technology from ID Analytics, Inc., a wholly-owned subsidiary, LifeLock offers identity theft protection that goes significantly beyond credit monitoring. As part of its commitment to help fight identity theft, LifeLock works to train law enforcement and partners with a variety of non-profit organizations to help consumers establish positive habits to combat this threat.
Media Contact
Becca Youngs, LifeLock
media@lifelock.com
(480) 427-2170